Exhibit (a)(1)(C)

BIRKS & MAYORS INC.

OFFER TO AMEND CERTAIN OUTSTANDING OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 5:00 P.M., EASTERN STANDARD TIME, ON APRIL 16, 2010,

UNLESS THE OFFER IS EXTENDED

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this offer to amend certain outstanding options (the “Offer”), including (1) the Offer to Amend Certain Outstanding Options (referred to as the “Offer to Amend”); (2) the email from Thomas A. Andruskevich, our President and Chief Executive Officer, dated March 18, 2010; and (3) this Election Form, together with its instructions, before completing and signing this Election Form. The Offer is subject to the terms of these documents, as they may be amended. The Offer provides eligible employees the opportunity to elect to amend eligible options, as set forth in Sections 2, 4, 5 and 9 of the Offer to Amend. This Offer expires at 5:00 p.m., Eastern Standard Time, on April 16, 2010, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, if you elect to amend your eligible options, the amended options will have the same terms as your existing options except that they will have a lower exercise price, will be exercisable for a lesser number of our Class A voting shares, will have a new ten-year term, and will be subject to different terms in the event of a Change in Control or Going-Private Transaction, as such terms are defined in the Offer to Amend, or a liquidation or dissolution of Birks, as described in the Offer to Amend (the “Amended Options”). The amended exercise price will be equal to the greater of US$1.00 or the closing sale price of our Class A voting shares on the expiration date of the Offer (the “Amended Exercise Price”), which is expected to occur on April 16, 2010, plus 7%. The reduction in the number of Class A voting shares that can be acquired upon exercise of the Amended Options will be determined on the basis of an exchange ratio applied to your existing options on a grant-by-grant basis. The number of Class A voting shares that will be subject to the Amended Options will depend on the per-share exercise price of your existing options, as follows:

Per-Share Exercise Price of Existing Options	Exchange Ratio
$4.01 to $10.00	5 to 1
Over $10.00	20 to 1

See Sections 2, 4, 5 and 9 of the Offer to Amend for further details.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this Offer, please indicate your election by checking one of the boxes below and completing and signing this Election Form. Please be sure to follow the instructions, which are attached. To participate in this Offer, you must sign, date and deliver the completed Election Form by 5:00 p.m., Eastern Standard Time, on April 16, 2010 (unless we extend the Offer), to Hélène Delaney by hand delivery to 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, via fax at (514) 397-2537, or via email at hdelaney@birksandmayors.com.

Only responses that are complete, signed and actually received by Hélène Delaney via hand delivery, fax or email by the deadline will be accepted. Responses submitted by any other means, including inter-office or U.S. mail (or other post) and FedEx (or similar delivery service) are not permitted.

Please check the appropriate box:

☐	Yes, I wish to participate in the Offer as to ALL of my eligible options.

All of my eligible options will be amended on the amendment date, which is expected to be April 16, 2010.

☐	Yes, I wish to participate in the Offer as to my eligible options listed below (please list):

(Previously submitted Election Forms, if any, will be disregarded upon submitting a new, properly completed Election Form. As a result, your new Election Form must indicate all eligible options you wish to amend in the Offer.)

Option Grant Number	Grant Date

My eligible options that are specifically listed above will be amended on the amendment date, which is expected to be April 16, 2010.

OR

☐	No, I wish to REJECT the Offer with respect to all of my eligible options.

If I previously have accepted the Offer with respect to some or all of my eligible options, this will act as a withdrawal of that acceptance, and I will NOT participate in the Offer.

I understand that this Election Form will replace any Election Form I previously submitted.

In making this election, I agree that Birks & Mayors Inc. may use, collect and transfer my personal data for the purpose of implementing, administering and managing my participation in the Offer. Such personal data may be transferred to Birks & Mayors Inc. and to any third parties assisting Birks & Mayors Inc. with the Offer, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new, properly completed and signed Election Form prior to the expiration date, which will be 5:00 p.m., Eastern Standard Time, on April 16, 2010, unless Birks & Mayors Inc. extends the Offer. The last valid Election Form in place at the time of expiration of the Offer will control. If no valid Election Form is in place at the time of expiration of the Offer, you will be deemed to have rejected the Offer with respect to all of your eligible options.

Your signature and submission of this Election Form indicates that you have read and agreed to the Election Instructions attached hereto.

(SIGNATURE PAGE FOLLOWS)

(Signature of Employee or Authorized Signatory)

(Employee’s Name, please print in full)

Employee’s Email Address

Date and Time: , 2010,
(Date) (Time)

HAND DELIVER, FAX OR EMAIL THIS ENTIRE ELECTION FORM TO HÉLÈNE DELANEY NO

LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON APRIL 16, 2010.

Hand deliver to Hélène Delaney at 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4,

Fax to (514) 397-2537,

or

Email to hdelaney@birksandmayors.com.

DELIVERY OF YOUR ELECTION FORM OTHER THAN VIA HAND DELIVERY, FAX OR EMAIL WILL NOT CONSTITUTE VALID DELIVERY.

(SIGNATURE PAGE TO ELECTION FORM)

BIRKS & MAYORS INC.

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	To participate in the Offer, you must complete and deliver an Election Form.

A properly completed and signed Election Form must be received by hand delivery, fax or email, by the expiration date, which will be 5:00 p.m., Eastern Standard Time, on April 16, 2010, unless Birks & Mayors Inc. extends the Offer. To submit your Election Form, you must do the following by the expiration date:

1.	Properly complete and sign the attached Election Form.

2.	Deliver the completed, signed and dated Election Form to Hélène Delaney by hand delivery to 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, via fax at (514) 397-2537, or via email at hdelaney@birksandmayors.com with the completed, signed and dated Election Form attached to your email.

The delivery of all documents, including Election Forms, is at your risk. Delivery will be deemed made only when actually received by Hélène Delaney. We intend to confirm the receipt of your Election Form by email within two (2) Québec business days if you submitted your Election Form by fax or email. Birks & Mayors Inc. will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received such a confirmation, it is your responsibility to ensure that your Election Form has been received by Hélène Delaney by 5:00 p.m., Eastern Standard Time, on April 16, 2010. Only responses that are properly completed and actually received by Hélène Delaney by hand delivery, fax or email by the deadline will be accepted. Responses submitted by any other means, including inter-office or U.S. mail (or other post) and FedEx (or similar delivery service), are not permitted.

Our receipt of your Election Form is not by itself an acceptance of your eligible options for amendment. For purposes of the Offer, we will be deemed to have accepted eligible options for amendment as of the expiration of the Offer. Promptly following the expiration date, we will give notice to the option holders generally of our acceptance for amendment of such options, which notice may be made by email or other method of communication.

Birks & Mayors Inc. will not accept any alternative, conditional or contingent elections to amend. Although it is our intent to send you an email confirmation or hand deliver to you a confirmation of receipt of this Election Form, by completing and submitting this election, you waive any right to receive any notice of the receipt of your elections to amend, except as provided for in the Offer to Amend. Any confirmation of receipt provided to you merely will be a notification that we have received your Election Form and does not mean that your eligible options have been amended. Your eligible options that are accepted for amendment will be amended on the same U.S. calendar date as the expiration of the Offer (but following the expiration of the Offer), which we expect to be April 16, 2010, unless the Offer is extended.

2.	To change or withdraw prior elections of your eligible options, you must complete and deliver a new Election Form.

Elections to amend your eligible options made through the Offer may be changed or withdrawn at any time on or before 5:00 p.m., Eastern Standard Time, on April 16, 2010. If Birks & Mayors Inc. extends the Offer beyond that time, you may change or withdraw your election to amend your eligible options at any time until the extended expiration of the Offer. In addition, although Birks & Mayors Inc. currently intends to accept for amendment your eligible options promptly after the expiration of the Offer, if we have not accepted your election to amend your options by 12:00 midnight, Eastern Standard Time, on May 13, 2010, you may withdraw your election at any time thereafter up to such time as Birks & Mayors Inc. does accept your election.

You may change your election and elect to amend all of your eligible option grants, some of your eligible option grants, or none of your eligible option grants pursuant to the terms and conditions of the Offer. To change an election you previously made with respect to some or all of your eligible options, you must do the following before the expiration date:

1.	Properly complete, sign and date the attached Election Form. Since the new Election Form will replace any previously submitted Election Forms, make sure that the new Election Form includes all of the eligible option grants with respect to which you want to accept this Offer. Alternatively, if you wish to withdraw all of your eligible option grants from participation in the Offer, select the appropriate box indicating your withdrawal with respect to all of your eligible option grants.

2.	Deliver the completed, signed and dated Election Form to Hélène Delaney by hand delivery to 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, via fax at (514) 397-2537, or via email at hdelaney@birksandmayors.com with the completed, signed and dated Election Form attached to your email.

If you withdraw your election to amend with respect to some or all of your eligible options from the Offer, you may elect to amend the withdrawn options again at any time before the expiration date. All elections that you withdraw will be deemed not properly submitted for purposes of the Offer, unless you properly re-elect to amend such eligible options before the expiration date. To re-elect to amend some or all of your eligible options, you must submit a new Election Form following the instructions described above.

Your new Election Form must be submitted no later than the expiration date in accordance with the procedures described in these instructions. Since any prior Election Form will be disregarded, your new Election Form must indicate all eligible options you wish to amend, not just those you wish to add. Your new Election Form must include the required information regarding all of the eligible options you want to amend and must be signed and clearly dated after the date of any Election Form you previously submitted. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Forms will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the last properly submitted Election Form we receive prior to the expiration date.

3.	Elections to Amend.

If you elect to amend eligible options through the Offer, you must elect to amend all of your shares subject to each eligible option grant. You may pick and choose which of your eligible option grants you wish to amend. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised. If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee or director beneficially owns a portion of that eligible option, you may accept the Offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, Birks & Mayors Inc. will respect an election properly made by you and accepted by Birks & Mayors Inc. and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

4.	Signatures on this Election Form.

The Election Form must be signed by the holder of the eligible options, and the signature must correspond with the name as written on the face of the applicable option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Birks & Mayors Inc. of the authority of that person to act in that capacity must be submitted with this Election Form.

5.	Other Information on this Election Form.

In addition to signing the Election Form, you must print your name and indicate the date and time at which you signed. You also must include a current email address.

6.	Requests for Assistance or Additional Copies.

You should direct questions about this offer to Miranda Melfi by telephone at (514) 397-2509 or email at mmelfi@birksandmayors.com. You should direct requests for additional copies of the Offer to Amend or this Election Form and the other offer documents to Hélène Delaney by telephone at (514) 397-2573 or email at hdelaney@birksandmayors.com. Copies will be furnished promptly at Birks & Mayors Inc.’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Election Forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any Election Form that we determine is not in appropriate form or that we determine are unlawful to accept. We will accept for amendment and amend all eligible options for which acceptances of the Offer have been properly submitted and are not validly withdrawn, subject to the terms of the Offer. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any Election Form with respect to any options or for any particular holder; provided that if we grant any such waiver, it will be granted with respect to all holders and eligible options. No election will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the period of the Offer, subject only to an extension that we may grant in our discretion.

Important: The Election Form must be received on or before 5:00 p.m., Eastern Standard Time, on April 16, 2010, by Hélène Delaney via hand delivery to 1240 Phillips Square, Montréal, Québec, Canada H3B 3H4, via fax at (514) 397-2537, or via email at hdelaney@birksandmayors.com.

8.	Additional Documents to Read.

You should be sure to read the Offer to Amend, all documents referenced therein, and the email from Thomas A. Andruskevich, our President and Chief Executive Officer, dated March 18, 2010, before deciding to participate in the Offer.

9.	Important Tax Information.

Please refer to Section 14 of the Offer to Amend, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this Offer.